[CALAMOS INVESTMENT TRUST LETTERHEAD]


                 Management Statement Regarding Compliance with
            Certain Provisions of the Investment Company Act of 1940
            --------------------------------------------------------

We, as members of management of Calamos Investment Trust-Calamos Strategic Income Fund (the "Fund") are responsible for complying with the requirements of subsection (b)(1) of Rule 17f-1, "Custody of Securities with Members of National Securities Exchanges", of the Investment Company Act of 1940. We are also responsible for establishing and maintaining effective controls over compliance with those requirements. We have performed an evaluation of the Fund's compliance with the requirements of subsection (b)(1) of Rule 17f-1 as of February 27, 1998.

Based on this evaluation, we assert that the Fund was in compliance with the requirements of subsection (b)(1) of Rule 17f-1 of the Investment Company Act of 1940 as of February 27, 1998 with respect to securities and similar investments reflected in the investment account of the Fund.


Calamos Asset Management, Inc.


/s/ John P. Calamos
--------------------------
John P. Calamos
President


/s/ John P. Salmon
--------------------------
John P. Salmon
Secretary-Treasurer